Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Matrixx Initiatives, Inc. on Form S-8 of our report dated February 8, 2005, relating to the consolidated financial statements of Matrixx Initiatives, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for each of the three years in the period ended December 31, 2004, included in the 2004 Annual Report on Form 10-K of Matrixx Initiatives, Inc. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2004, or performed any audit procedures subsequent to the date of our report.
Phoenix, Arizona
August 29, 2005